UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2024

HEALTHY CHOICE WELLNESS CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-42274	88-4128927
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3800 N. 28th Way, #1

Hollywood, Florida 33020

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	HCWC	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 16, 2024, Healthy Choice Wellness Corp. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) with Maxim Group, LLC, acting as representatives of the several underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to issue and sell (the “Offering”) 400,000 shares (the “Firm Shares”) of the Company’s Class A common stock, par value $0.001 per share (the “Common Stock”), at a price to the public of $10.00 per share. The Company has also granted the Underwriters a 45-day option to purchase up to an additional 60,000 shares of Common Stock (the “Optional Shares” and, together with the Firm Shares, the “Shares”). The Offering closed on September 17, 2024. The net proceeds from the Offering were approximately $3.55 million, after deducting underwriting discounts and expenses, excluding other offering expenses to be paid by the Company.

The Offering was made pursuant to the Company’s effective registration statement on Form S-1 (Registration No. 333-274435), as amended, which was initially filed with the Securities and Exchange Commission (the “SEC”) on September 8, 2023 and declared effective by the SEC on September 13, 2024, and a final prospectus dated September 16, 2024.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. Pursuant to the Underwriting Agreement, the Company’s executive officers and directors entered into lock-up agreements in substantially the form included as an exhibit to the Underwriting Agreement, providing for a six-month “lock-up” period with respect to sales of Common Stock, subject to certain exceptions. The Company also agreed, subject to certain exceptions, that the Company would not issue or enter into any agreement to issue Common Stock for a period of six months, nor enter into any agreement to effect the issuance of Common Stock involving a variable rate transaction (as defined in the Underwriting Agreement). The foregoing description of the Underwriting Agreement is subject to, and is qualified in its entirety by, the full text of the Underwriting Agreement, a copy of which is filed as Exhibit 1.1 to this report and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure

On September 16, 2024, Healthy Choice Wellness Corp. (“HCWC” or the “Company”) (the “Company”) announced the pricing of its initial public offering (the “Offering”) of 400,000 shares of the Company’s Class A common stock at an offering price of $10.00 per share, for gross proceeds of $4.0 million, before deducting underwriting discounts and offering expenses (the “Offering”). The Company also announced that it has completed its spin-off from Healthier Choices Management Corp. effective as of September 13, 2024. The shareholders of Healthier Choices Management Corp. received one share of HCWC Class A common stock and three shares of HCWC Class B common stock for every 208,632 shares of Healthier Choices Management Corp. owned at the close of business on September 9, 2024. No fractional shares were issued. The shares of Class A common stock began trading on the NYSEAM on September 16, 2024, under the symbol “HCWC”. A copy of the press release is attached hereto as Exhibit 99.1.

On September 17, 2024, HCWC announced the completion of the Offering. A copy of the press release is attached hereto as Exhibit 99.2.

The information furnished pursuant to this Item 8.01 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Description

1.1	Underwriting Agreement, dated September 16, 2024, among the Registrant and Maxim Group LLC, as the representative of the several underwriters.

99.1	Press release dated September 16, 2024.

99.2	Press release dated September 17, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHY CHOICE WELLNESS CORP.

Date: September 18, 2024	By:	/s/ Jeffrey E. Holman
Jeffrey E. Holman
Chief Executive Officer